Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-128728 and 333-109475) of SigmaTel, Inc. of our report dated September 6, 2005 (October 22, 2005 with respect to Note 15) relating to the financial statements of Oasis Semiconductor, Inc. as of and for the year ended December 31, 2004, appearing in this Current Report on Form 8-K/A of SigmaTel, Inc. dated September 12, 2005.

Deloitte & Touche LLP

Boston, Massachusetts

November 17, 2005